UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]           Preliminary Proxy Statement

[   ]           Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]           Definitive Proxy Statement

[X]       Definitive Additional Materials

[   ]       Soliciting Material Pursuant to §240.14a-12

TS&W / Claymore Tax-Advantaged Balanced Fund

(Name of Registrant As Specified in its Agreement and Declaration of Trust)

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[ X]           No Fee Required

[    ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[    ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

TS&W / Claymore Tax-Advantaged Balanced Fund

July 22, 2010

Dear TS&W / Claymore Tax-Advantaged Balanced Fund Shareholder:

PLEASE VOTE ON THE WHITE PROXY CARD ONLY. DISCARD THE GOLD PROXY CARD.

You have previously received proxy materials and a WHITE proxy card related to your Fund’s annual meeting of shareholders which was scheduled for July 19, 2010.  However, there were not sufficient shares voted in order to take action on the proposals and we need your vote.

Please vote today using the WHITE proxy card:

•	FOR the reelection of your Trustee in Proposal 1, and

•	AGAINST Proposal 2 regarding annual terms for Trustees.

The meeting has been rescheduled for August 9, 2010 in order to allow more time for shareholders to vote. Regardless of the amount of shares you own, it is very important that you vote.

YOUR VOTE IS IMPORTANT!  PLEASE VOTE TODAY.

While your vote is needed in order to help the Fund achieve the necessary quorum to take action on the proposals, it is also of critical importance in light of the harmful proxy fight being waged against your Fund by dissident hedge fund manager Arthur Lipson and his Western Investment funds (“Lipson/Western”).  Lipson/Western speculates in shares of closed-end funds, like yours, looking for a quick profit by forcing the Fund to liquidate or take other actions which are not in the interests of long-term shareholders.  Lipson/Western is asking you to support their handpicked nominees to your Board.   Send them a message.  Discard the gold proxy card and vote FOR your Fund’s nominees using the enclosed WHITE proxy card.

If you wish to support your Board’s recommendations, do not send back any gold proxy card you receive. Even if you use the gold proxy card to vote against Mr. Lipson’s nominees, you will revoke any vote you have sent in previously in favor of the Board’s recommendations.  If you have already sent in a gold proxy card, you can still support your Board’s nominee by voting on the WHITE proxy card.  Only your last-dated proxy will count.

THE NOMINEE OF YOUR FUND’S TRUSTEES HAS RECEIVED THE
RECOMMENDATION FROM A LEADING INDEPENDENT PROXY ADVISOR

Glass Lewis & Co., a leading independent proxy advisor, has issued its recommendation to its clients to support your Fund’s Trustee nominee and not the nominee of Lipson/Western.  In their analysis, Glass Lewis noted that Lipson/Western has “… not succeeded in demonstrating that its concerns are sufficient to warrant supporting it nominees.”

LOOK AT THE FACTS - YOUR CURRENT TRUSTEES INTERESTS ARE ALIGNED WITH YOURS.

The Lipson/Western proxy materials include numerous statements about the interests of your Fund’s Board that can be characterized as misleading at best.

Your Trustees, six of whom are independent of fund management, possess solid experience in overseeing closed-end funds.  In fact five of your independent Trustees are shareholders, three of whom own over $10,000 themselves in Fund shares and one who owns over $100,000 in Fund shares. Your Trustees are firmly aligned with you in seeking to maximize long-term value and tax-advantaged returns for all Fund shareholders.

Not a single trustee of your Fund is affiliated with Claymore. You have six totally independent trustees and only one who is considered an interested person. None of the independent trustees have any interest in generating fees for Claymore.

In contrast, Lipson/Western’s nominee does not own a single share of the Fund.  He was selected by Lipson/Western and we believe will pursue their agenda to create a short-term profit for Lipson/Western, which contrasts with the long-term interests of the Fund’s shareholders who, we believe, invested in this Fund understanding and seeking the benefits that the unique investment approach offers.  Do not let Lipson/Western take that away from you.

You have an active and engaged Board that is continually seeking methods to enhance shareholder value.  Your Board has adopted an open-market share repurchase plan to repurchase up to 5% of the Fund’s outstanding common shares on a quarterly basis when such purchases may be to the long-term benefit of shareholders. Such a program is designed to have a positive impact on the Fund’s NAV performance when the Fund’s shares are trading at a significant discount.

LIPSON/WESTERN HAS OFFERED NO SUBSTANTIVE PLAN FOR YOUR FUND!

Do not just take our word for it.  Independent proxy advisory firm, Glass Lewis even asserted that Lipson/Western has not put forward a “substantive plan” seeking only to adjust the Fund’s “asset allocation and conducting ‘aggressive’ open market share repurchases or converting the Fund to an ETF.”

Your Fund pursues a unique strategy whereby at least 50% of its assets are invested in municipal bonds and the remainder in equity and other taxable securities. Lipson/Western is not comparing your Fund to similar investment vehicles in its proxy materials and, in fact, when compared to the Fund’s Morningstar peer group and benchmark, your Fund has outperformed based on market price and net asset value total return since inception, as of June 30, 2010.

In looking at the outrageous claims of mismanagement made by Lipson/Western, Glass Lewis did NOT find that Your Trustees had “failed to undertake an action clearly to the benefit of shareholders”.

Your Trustees are working tirelessly to protect the long-term interests of all shareholders.

FOR THESE REASONS, WE ARE ASKING YOU TO VOTE THE WHITE PROXY CARD FOR THE NOMINEE OF YOUR FUND'S CURRENT TRUSTEES AND AGAINST THE SHAREHOLDER PROPOSAL (#2).

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO SUPPORT YOUR CURRENT BOARD OF TRUSTEES BY VOTING THE WHITE PROXY CARD FOR YOUR BOARD'S NOMINEE AND DISCARDING LIPSON/WESTERN INVESTMENT’S GOLD PROXY CARD.

Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope. Again, please discard any gold proxy cards that you receive.

If you have any questions about this matter, please call our proxy solicitation firm: The Altman Group, toll free at (800) 399-1581.

Thank you for your time and attention.

On behalf of your Trustees,

/s/ J. Thomas Futrell

J. Thomas Futrell

Chief Executive Officer

✓ Even if you have previously signed a Lipson/Western Investment gold proxy card, you should sign, date and return the enclosed WHITE proxy card. You have the right to change your vote and only the latest dated proxy counts.

✓ If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy card.

✓ Please do NOT send back any gold proxy card you receive, even to vote against the Lipson/Western Investment nominees. Doing so will cancel any prior vote you cast for your Board’s nominee. Please return only the WHITE proxy card.